Exhibit (10.8)

EXECUTION VERSION

October 30, 2015

Lucy Fato
45 W. 67th Street
Apt. 6C
New York, NY 10023

Re:    Separation Agreement and Release
Dear Lucy:
This Agreement and Release (“Agreement”) is between you and McGraw Hill Financial, Inc. (“MHFI” or the “Company”). Reference is made to the McGraw Hill Financial, Inc. Senior Executive Severance Plan (amended and restated effective as of January 1, 2015) (the “Severance Plan”).
1.You and the Company hereby agree that all of your positions with MHFI and its subsidiaries, divisions and affiliates (collectively, the “Company Group”) terminated effective as of October 14, 2015 (the “Termination Date”), other than your status as an employee of MHFI, and your status as an employee of MHFI ended on October 16, 2015 (the “Employment End Date”). You acknowledge that given the status of Standard & Poor’s Ratings Services (“S&P Ratings”) as a regulated entity and a nationally recognized statistical rating organization and your status prior to the Termination Date as an officer of S&P Ratings, your termination from such positions may require additional formalities. As such, you agree to reasonably cooperate with MHFI to take all actions as may be required by any local law, government agency or other regulatory body relating to your termination of your positions with the Company Group, including, upon the reasonable request of MHFI from time to time, promptly executing any resignation forms, questionnaires or other similar documents. The Company shall continue to provide you with indemnification, advancement of expenses and directors’ and officers’ liability insurance you may have pursuant to any written indemnification agreement or insurance policy with the Company to which you are a party, the charter or bylaws of the Company, or under applicable law, in respect of your service as an employee, officer or director of the Company or any of its subsidiaries prior to the Employment End Date (collectively, the “Liability Coverage”).

2.Subject to the terms and conditions of this Agreement, and in return and consideration for (i) signing and returning this Agreement within 21 days of your receipt of this Agreement, as provided in Section 4 below; (ii) not revoking this Agreement during the Revocation Period as provided in Section 5; (iii) the waiver, discharge and general release of all claims, as provided in Section 7 of this Agreement; and (iv) your compliance in all material respects with the terms and conditions of this Agreement, you will receive payments and benefits, and be retained by the Company as a consultant following the Employment End Date, as follows:

(a)Separation Pay. You will receive Separation Pay in the aggregate amount of $900,000, less any deductions required by law or authorized by you (the “Separation Pay”), which is equal to 18 months of your annual base salary, which Separation Pay will be paid to you as follows:

(i)    Over the first 12 months following the Employment End Date (the “Separation Period”), you will receive an amount equal to $600,000, less any deductions required by law or authorized by you, paid to you in installments in accordance with the Company’s payroll practices in effect from time to time. Subject to any delay in payment required under Section 22 below, installments will commence on the first pay day of the first regular payroll cycle coincident with or next following your Employment End Date or, if later, on the first pay day of the first regular payroll cycle coincident with or next following the Effective Date, as defined below; provided that if your installments begin later than the first pay day of the first regular payroll cycle coincident with or next following your Employment End Date, any installments that would have been paid or provided to you had your installments started on the first day of the first regular payroll cycle coincident with or next following your Employment End Date will be paid or provided to you as part of your first installment payment.
(ii)    The remaining $300,000 of the Separation Pay, less any deductions required by law or authorized by you, will be payable in a lump sum payment on or within 30 days following the first anniversary of your Employment End Date.
(b)Benefits Continuation. Your existing elections in all Company-sponsored life, medical, and dental insurance benefit plans will continue during the Separation Period, as will your participation in the McGraw Hill Financial, Inc. 401(k) Savings and Profit Sharing Plan Supplement; provided that such continued participation shall be subject to: (x) the terms of those plans, (y) such continued participation being permitted by applicable law and not otherwise prohibited under such plans, as determined by the Company and (z) the Company continuing to offer such plans to similarly situated active employees of the Company and similarly situated active employees continuing to be eligible to participate in or accrue benefits under such plans and programs. Such continued participation will be provided at the “active employee rates,” and your portion of the applicable premium payments will be automatically deducted from your Separation Pay checks during the Separation Period. Your benefits under the 401(k) Savings and Profit Sharing Plan of MHFI and Its Subsidiaries and the MHFI 401(k) Savings and Profit Sharing Plan Supplement shall be governed by the terms of such plans. Following the Separation Period (or, if applicable, such earlier date on which continued participation ends as provided pursuant to clause (x), (y) or (z) of the first sentence of this paragraph), you shall be permitted to elect COBRA continuation coverage to the extent permitted by applicable law.

(c)Lump Sum Benefits Payment. The Company shall pay to you in a lump sum, on or within 30 days following the first anniversary of your Termination Date, a cash amount equal to $30,000, less any deductions required by law or authorized by you.

(d) Long-Term Incentive Compensation. Your outstanding long-term incentive awards granted under the 2002 Stock Incentive Plan, as amended (the “SIP”) and the applicable award documentation thereunder, all of which are listed on Attachment 1, will either remain outstanding or will be forfeited, as provided under Attachment 1. All of your long-term incentive awards that remain outstanding shall remain subject to the SIP and the applicable award documentation thereunder, and any such awards that are forfeited were cancelled as of the Termination Date for no consideration.

(e) Short Term Incentive Compensation. In accordance with and subject to the Company’s Key Executive Short-Term Incentive Compensation Plan, as amended effective January 1, 2014 (the “STIC”), on or before March 15, 2016, you shall receive your 2015 annual bonus under the STIC in an amount equal to your target bonus as modified based upon actual achievement for the year of the Performance Objectives (as defined in the STIC) for the bonus pool in which you participated for 2015, which amount shall not be subject to pro-ration; provided, however, that the amount of your 2015 annual bonus shall not be less than your target bonus.

(f)Fee Reimbursement. You will be entitled to reimbursement for your actual legal fees and expenses incurred in connection with the termination of your employment and commencement of the consulting period provided hereunder to the firm of Katzke & Morgenbesser LLP in an amount not to exceed $50,000. You acknowledge that any such reimbursements provided pursuant to this paragraph (f) will be taxable income to you. The Company acknowledges that Section 7.01 of the Severance Plan (as provided as of the date hereof) will apply in the event of a Disputed Claim, as defined therein.

(g)Consulting Services and Consulting Fee. Subject to the further provisions of this Agreement, for the 12-month period beginning immediately following the Employment End Date (the “Consulting Period”), the Company will retain you as a Special Adviser reporting to John Berisford, the current acting president of S&P Ratings or his successor (the “President of S&P Ratings”), to provide consulting services on such matters as may be reasonably requested by the President of S&P Ratings. You will perform the consulting services during the Consulting Period as an independent contractor at such times and locations and in such manner as shall be mutually acceptable to you and the President of S&P Ratings. It is the expectation of the parties that the consulting services will not require more than one day per week of your time, and will constitute 20% or less of the services that you provided to the Company as an employee. For your services as Special Adviser, the Company shall pay you a fixed fee of $1 million (the “Consulting Fee”), payable in four equal quarterly installments within 10 days following the start of each of the four quarters of the scheduled Consulting Period. If you are required to travel in connection with the performance of the consulting services, the Company will reimburse you for reasonable travel expenses and travel accommodations at the same level of travel you were provided prior to the Termination Date. Either you or the Company may terminate the Consulting Period on 30 days’ prior written notice to the other party. If you terminate the Consulting Period other than to accept employment with an entity not within the Company Group, the Company will pay you a pro-rata portion of the Consulting Fee through the last day that you performed the consulting services. If the Company terminates the Consulting Period (other than by reason of your continued failure to perform the consulting services), or if you terminate the Consulting Period to accept employment with an entity not within the Company Group, your obligation to provide the consulting services under this paragraph shall cease and the Company will continue to pay you the remaining installments on the payment schedule described above. For the avoidance of doubt, the Company shall continue to pay the consulting fees to you in the event of your disability or to your estate in the event of your death or in the event you terminate the Consulting Period to accept employment with an entity not within the Company Group. The Company shall provide you with indemnification and advancement of expenses under the Company bylaws (at a level no less favorable to you than as provided to you prior to the Termination Date) for any acts or omissions by you during the Consulting Period.

3.You understand and agree that (i) you would not receive the consideration described in this Agreement except for your execution of this Agreement and the fulfillment of the promises contained herein and (ii) the consideration provided in this Agreement exceeds any sums or benefits to which you would otherwise be entitled under any applicable policy, plan and/or procedure of any member of the Company Group or any previous agreement or understanding between you and any member of the Company Group.

As described further in Sections 15 and 16, you have the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit you from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and you may do so without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity.
Further, nothing in this Agreement precludes you from filing a Charge of Discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf.
4.You are hereby given 21 days from the date you receive this Agreement to consider the terms of this Agreement and to decide whether or not to sign and return this Agreement (the “Return Period”). This means you must sign and return this Agreement by November 20, 2015 (the “End of the Return Period”). If you do not sign and return this Agreement by the End of the Return Period, it will automatically be deemed null and void (other than with respect to your rights under Sections 15 and 16) and it will not impose any obligation on the Company or you. You may decide to sign and return this Agreement in less than 21 days if you wish.

Please send your signed Agreement to:

Attn. France M. Gingras
Acting Executive Vice President of Human Resources
McGraw Hill Financial, Inc.
55 Water Street
New York, NY 10041

5.If you timely sign and return this Agreement as provided above, you will have seven days after signing this Agreement to change your mind and revoke this Agreement (“Revocation Period”). If you wish to revoke your decision, you must do so by timely delivering written notice of your revocation to:

Attn. France M. Gingras
Acting Executive Vice President of Human Resources
McGraw Hill Financial, Inc.
55 Water Street
New York, NY 10041

Your notice of revocation, to be effective, must state that you are revoking your acceptance of this Agreement. If you revoke this Agreement during the Revocation Period, the Agreement will be deemed null and void (other than with respect to your rights under Sections 15 and 16), the Agreement will not impose any obligation on MHFI or you, and you will not receive any of the payments or benefits described in this Agreement.
6.If you timely sign and return this Agreement and do not revoke it during the Revocation Period, it will become effective on the eighth day after you sign the Agreement (the “Effective Date” of this Agreement).

7.In return for the consideration furnished to you by MHFI, as set forth in Section 2 (other than the Consulting Fee) and the other consideration furnished to you pursuant to this Agreement, you hereby discharge and generally release each member of the Company Group and their respective successors, predecessors and assigns and their current and former directors, officers and employees, both individually and in their corporate capacities (hereafter collectively known as the “MHFI Releasees”) from all claims, causes of action, suits, agreements, and damages which you may have now or in the future against the MHFI Releasees for any act, omission or event relating to your employment with MHFI or termination of employment therefrom occurring up to and including the date on which you sign this Agreement, including but not limited to, any claims or causes of action you ever had, now have or could have, without limitation, pursuant to: (i) the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, and the Worker Adjustment and Retraining Notification Act, all as amended; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514; Sections 748 (h)(i), 922 (h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. §26(h), 15 U.S.C. §78u-6(h)(i) and 12 U.S.C. §5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program; (ii) New York State Human Rights Law, New York City Human Rights Law, New York Rights of Persons With Disabilities, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Equal Pay Law, New York Nondiscrimination Against Genetic Disorders Law, New York Labor Law, New York Wage Hour and Wage Payment Laws, and New York Minimum Wage Law, as amended; (iii) all other federal, state and local laws, regulations or ordinances regarding civil, human rights, employment, age, retirement, or discrimination and any claim for costs, fees, or other expenses, including attorney’s fees, in connection with any of these matters or any and all common law or contract claims, including but not limited to, any claim for employee benefits. By executing this Agreement, you hereby agree that you will not initiate or maintain any proceeding in any judicial forum, or under MHFI’s Fast and Impartial Resolution Program (FAIR), relating to any matters covered by this Agreement. This release, however, shall not apply to the performance of MHFI’s express obligations to you under this Agreement. Both you and MHFI may institute an action to specifically enforce any term of this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to waive or release your vested rights under ERISA with regard to any tax qualified plan (or any other employee benefit plan of the Company Group). In addition, notwithstanding anything herein to the contrary, nothing in this Agreement is intended to waive or release any claims which cannot be released under applicable law or any rights or claims for the Liability Coverage. In addition, you are not waiving any rights to enforce the terms of this Agreement or any equity or other incentive program referenced in this Agreement. In consideration for your release hereinabove of the MHFI Releasees, MHFI (in its own capacity and on behalf of the other MHFI Releasees) hereby discharges and generally releases you from all claims, causes of action, suits, agreements, and damages which each such party may have now or in the future against you for any act, omission or event relating to your employment with MHFI or termination of employment therefrom occurring up to and including the date on which you sign this Agreement to the extent that any such claim, cause of action, suit, agreement or damages is based on facts, acts, omissions, circumstances or events actually known on the date of this Agreement to the Chief Executive Officer of the Company, the Chief Financial Officer of the Company or the President of S&P Ratings.

8.By signing this Agreement, you represent and affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits from the Company Group to which you are entitled as of the Effective Date and that no other compensation, wages, bonuses, commissions and/or benefits are due to you as of the Effective Date, except as provided for in Section 2 of this Agreement, under any program, plan or arrangement of or agreement with any member of the Company Group, including the Severance Plan, the STIC or the SIP (and the award documentation thereunder), or otherwise. With respect to the payments and benefits described in Section 2 of this Agreement, in the event of any inconsistency between this Agreement and the Severance Plan, the STIC or the SIP (and the award documentation thereunder), this Agreement shall govern.

9.Except as provided in Sections 15 and 16, you hereby agree that the terms of this Agreement, including the provisions of this Agreement concerning payment to you of any monies or concerning the provision to you of any other benefits, shall be kept confidential by you and shall not be disclosed to any third party, unless authorized by MHFI, except that you may disclose such information to your attorney(s), your tax advisor(s) and your spouse or significant other, or as otherwise permitted under this Agreement. In addition, you may disclose the terms of this Agreement to the extent reasonably appropriate in the event of litigation between you and the Company with respect to the enforcement by either party hereto of their respective rights and obligations under this Agreement. You may also disclose the terms of the consulting arrangement to any potential future employer. You agree to request any permitted third party recipient of any such information to maintain the confidentiality of the terms and provisions of this Agreement.

10.Except as otherwise provided under this Agreement, including in Sections 15 and 16, you agree to maintain the confidentiality of all confidential or proprietary information received by you while an employee of any member of the Company Group, including all information which you know or should know the Company Group treats as confidential and all information not known to third parties engaged in the same or a similar business as the Company Group or that gives the Company Group a competitive advantage. All records, files, documents, software, laptop computer, equipment, plans, policies, and other like materials relating to the Company Group, or received by you in the course of your employment shall remain the sole property of MHFI and you represent to the Company that you have not copied or turned over such materials to any third party and that all such materials have been returned by you to MHFI by no later than the date of this Agreement. Notwithstanding the foregoing, you may disclose confidential and proprietary information of the Company Group, after notice to the Company, in the event of litigation between you and the Company, but only to the extent necessary to and subject to reasonable efforts by you to limit the amount and type of such disclosure.

11.Except as provided in Sections 15 and 16, you agree that you will not publicly disparage the MHFI Releasees in any way, or make or give any public comments, statements, opinions, or the like about the MHFI Releasees. MHFI agrees not to, and will direct its directors, executive officers, Treasurer and Head of Investor Relations not to, make or give any public disparaging comments, statements, opinions, or the like about you, including comments to shareholders of MHFI and research analysts. For the avoidance of doubt, nothing in this Section 11 shall prohibit you or MHFI, its directors and executive officers or any other current or former employee of MHFI, from making truthful disclosures to or having any discussions or communications with any governmental agency or entity or any judicial, self-regulatory or other similar body, including but not limited to the U.S. Congress, the U.S. Department of Justice, any State Attorney General’s Office, the U.S. Securities and Exchange Commission, the European Securities and Markets Authority or any other federal, state or local regulatory or law enforcement authority (regardless of jurisdiction) or from making any such comments, statements, opinions or the like about you or the MHFI Releasees (as applicable) in any legal proceeding to the extent you believe reasonably necessary to enforce the terms of this Agreement.

12.With respect to any pending or future litigation or investigations involving any member of the Company Group, to the extent you have information or background about them, if you are identified as potential witness or are requested to appear and give testimony at depositions and at trial or other proceedings related to such matters, MHFI shall reimburse you for your reasonable out-of-pocket expenses (including attorneys’ fees and expenses of your counsel), if any, actually incurred by you in connection therewith. Except as provided in Sections 15 and 16, to the extent legally permitted, you agree to promptly notify the MHFI Legal Department if you are contacted by or on behalf of anyone suing or contemplating suit against any member of the Company Group or otherwise seeking information about your work with any member of the Company Group for such purposes. MHFI agrees that to the extent you are required to meet with or correspond with the U.S. Department of Justice, any State Attorney General, the U.S. Securities and Exchange Commission, the European Securities and Markets Authority or any other federal, state or local regulatory or law enforcement authority (regardless of jurisdiction) as a result of any inquiry by any such party regarding MHFI and your work with MHFI or any of its subsidiaries and affiliates, MHFI will use all commercially reasonable efforts to assist you in preparing for such meetings or correspondence, including by providing you with reasonable access to MHFI’s outside legal counsel of your choice who is actively involved in the matter in question in advance of any such meetings or correspondence to assist in your preparations. Any such cooperation shall not unreasonably interfere with your then current employment (and shall not be required if prohibited by law or regulation or by the policy of any government agency by which you are then employed), and you shall not be required to cooperate against your own legal interests. The Company shall provide you with indemnification and advancement of expenses under the Company bylaws (at a level no less favorable to you than as provided to you prior to the Termination Date) in connection with the performance of your obligations under this Section 12.

13.Except as provided in Sections 15 and 16, if you are contacted by, or on behalf of, anyone who has filed a lawsuit, or you are subpoenaed or noticed or you consent to testify under oath in a lawsuit with regard to any matter having to do with any member of the Company Group, then, to the extent legally permitted, you agree to notify MHFI’s Office of the General Counsel, McGraw Hill Financial, Inc., 55 Water Street New York, New York 10041, legal@mhfi.com, within 72 hours of such event or such longer period of time not to exceed five days if not detrimental to the Company, and with such notification you will provide (at MHFI’s expense) a copy of any legal papers, notice or subpoena received, unless such notification or provision is prohibited by law or by order of a court.

14.In the event that you materially breach Sections 9, 10, 11, 12 or 13 of this Agreement (and following written notice to you of such breach by the Company you do not promptly cure such breach, if capable of cure), and such material breach results in material harm to the Company’s financial condition, business or reputation, the Consulting Period shall terminate, you shall forfeit any unpaid severance pay and benefits and any unpaid portion of the Consulting Fee, you shall be required to repay to the Company any severance payments and any portion of the Consulting Fee already made to you, and the Company shall be entitled to pursue any other relief legally available.

15.Notwithstanding anything to the contrary in Section 9 (relating to confidentiality of this Agreement), Section 10 (relating to confidentiality of the Company Group’s confidential or proprietary information), Section 11 (relating to nondisparagement), Section 12 (relating to pending and future litigation or investigations) or Section 13 (relating to contacting MHFI with respect to legal disputes), or any other provision of this Agreement, or any other agreement between you and the Company, or any provision of any Company code of conduct, employee manual, confidentiality policy, or similar Company document, you have the right to, without permission from or disclosure to, the Company:

(a)report or otherwise respond to or cooperate with an investigation into possible violations of state or federal laws or regulations that have occurred, are occurring, or are about to occur and that may involve the jurisdiction of any governmental agency or entity, including but not limited to the U.S. Congress, the Department of Justice, the SEC and/or its Office of the Whistleblower (www.sec.gov/whistleblower; Office of the Whistleblower Hotline at 202-551-4790), any other similar office of a federal or state agency, the Inspector General of the Equal Employment Opportunity Commission or any other governmental agency that investigates or enforces employment discrimination laws;

(b)report anonymously (either with or without a lawyer) possible violations of the federal securities laws or regulations to any governmental agency or entity;

(c)make disclosures that are protected or required under the whistleblower provisions or other provisions of any relevant federal, state or local law or regulation;

(d)cooperate voluntarily with, or respond to any inquiry from, or provide testimony before, the SEC, or any other federal, state or local regulatory or law enforcement authority;

(e)make reports or disclosures to law enforcement or regulatory authorities without prior authorization of the Company;

(f)make reports or disclosures to law enforcement or regulatory authorities without notifying the Company that you are going to make, or have made, such reports or disclosures;

(g)make reports or disclosures to law enforcement or regulatory authorities without informing the Company of the fact or contents of those reports or disclosures;

(h)make reports or disclosures to law enforcement or regulatory authorities without first notifying the Company of the possible violation of law;

(i)respond truthfully to any valid subpoena;

(j)disclose to law enforcement or regulatory authorities the existence and terms of your agreements (including but not limited to severance and confidentiality agreements, including this Agreement) with the Company; and

(k)not to be asked or required to disclose, directly or indirectly, that you have provided information or documents to law enforcement or regulatory authorities, including but not limited to the SEC.

16.The Company wants you to be aware that:

(a)(i) you have the right not to be retaliated against for reporting, either internally to the Company or to any governmental agency or entity (including, for example, the SEC) information that you reasonably believe relates to a possible violation of the securities laws, (ii) it is a violation of federal law to retaliate against anyone who has reported potential misconduct either internally or to any governmental agency or entity and retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed, and (iii) it is unlawful for the Company to retaliate against you for reporting possible misconduct either internally or to any governmental agency or entity;

(b)the Company may not require you to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, or offer you any kind of inducement, including payment, to do so;

(c)your rights and remedies as an SEC Whistleblower to receive an award from the SEC and your rights and remedies to receive an award from any other federal or state agency pursuant to a similar program, may not be waived by any agreement, policy, or condition of employment, including by a pre-dispute arbitration agreement; and

(d)even if you have participated in possible violations of the federal securities laws, you are eligible to participate in the confidentiality and retaliation protections afforded under the terms of the SEC’s Whistleblower Program, and you may also be eligible to receive an award under the SEC’s Whistleblower Program.

For more information, go to http://www.sec.gov/whistleblower, or call the Office of the Whistleblower Hotline at 202-551-4790. In addition to the benefits under the Whistleblower Program, the SEC also has a Cooperation Program that can result in significant benefits for self-reporting.
17.Nothing in this Agreement (including Sections 15 and 16) prohibits you from voluntarily: (i) reporting possible violations of state or federal laws or regulations that have occurred, are occurring, or are about to occur directly to the Company; or (ii) notifying the Company that you are going to make a report or disclosure to law enforcement, and no such report or notice to the Company will prevent you from exercising your other rights under Sections 15 and 16.

18.In the event you obtain another position with any member of the Company Group, this Agreement shall automatically be deemed null and void (other than with respect to your rights under Sections 15 and 16), the Consulting Period shall terminate, and MHFI shall have no obligation to make any payments, including any payment of the consideration stated in Section 2 of this Agreement, nor to provide any other benefits under or in connection with this Agreement (other than any unpaid portion of the Consulting Fee earned by you prior to the date you obtain such other position). For the avoidance of doubt, this provision (and the references to Company Group in Section 2 as they relate to ending the Consulting Period) shall not apply in the event your employer is acquired by, acquires or merges into any member of the Company Group.

19.The parties hereto respectively agree that neither the existence of this Agreement nor the obligation by MHFI to pay consideration for your release of claims nor MHFI’s release of you of claims, each as provided in this Agreement, nor any other provision of this Agreement, shall be considered an admission by any member of the Company Group or by you of any liability, violation of law, error or omission.

20.This Agreement, including Attachment 1, sets forth the entire understanding of the parties concerning its subject matter, and supersedes all prior and contemporaneous understandings, memoranda, representations and agreements. Notwithstanding the foregoing, and except as provided in Sections 15 and 16 or this Section 20, nothing in this Agreement shall diminish any prior obligation of confidentiality, including any obligation contained in a written agreement with or policy of any member of the Company Group, and applicable law or otherwise. Nothing in this Agreement is intended, or shall be construed, to waive, limit or modify the attorney-client privilege, the attorney work product doctrine or any other right or privilege on the part of the Company. The Company acknowledges that you are not subject to a non-competition or non-solicitation covenant running in favor of the Company. This Agreement may not be modified or amended except by a written instrument that specifically refers to this Agreement and which is signed by both you and an officer of MHFI. This Agreement shall be subject to, governed by, and enforced under the laws of the State of New York applicable to agreements entered into and wholly to be performed in that State.

21.Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be made enforceable, such provision, excluding the general release set out in Section 7, shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement.

22.This Agreement is intended to comply with, and payments and benefits hereunder are intended to comply with or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) and shall be construed and interpreted in accordance with such intent. Without limiting the preceding sentence, to the fullest extent applicable, payments under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A in accordance with one or more of the exemptions available under the Treasury Regulations promulgated under Section 409A, including, without limitation, the short-term deferral exception in Treasury Regulations Section 1.409A-1(b)(4). To the extent that any amount payable pursuant to this Agreement is “nonqualified deferred compensation” subject to Section 409A, it shall be paid in a manner that will comply therewith, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect to Section 409A (the “Guidance”). Your Employment End Date is intended to be your “separation from service” within the meaning of Section 409A. You are a “Specified Employee” within the meaning of Section 409A and any payment of non-qualified deferred compensation shall be delayed until the earlier of six months after your separation from service or your death. In the event that any provision of this Agreement would fail to satisfy the requirements of Section 409A and the Guidance, MHFI shall be permitted to reform this Agreement to maintain to the maximum extent practicable the original intent thereof without violating the requirements of Section 409A or the Guidance. Anything in this Agreement to the contrary notwithstanding, each payment under this Agreement shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A.

All reimbursements of expenses, if any, payable to you pursuant to the provisions of this Agreement, that are taxable income to you shall be paid in no event later than the end of the calendar year following the calendar year in which you incur the expense. With regard to any provision herein that provides for reimbursement of expenses or “in-kind benefits” (as defined in Treasury Regulation Section 1.409A-1(p) (or any successor provision)), except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or of in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other taxable year.
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23.By signing below, you hereby agree and affirm that you: (i) have carefully read this Agreement in its entirety; (ii) are hereby given and have had an opportunity to consider fully the terms of this Agreement for at least 21 days; (iii) are hereby advised by the Company to consult with an attorney of your choosing in connection with this Agreement; (iv) are hereby advised to discuss and have discussed this Agreement with your independent legal counsel, or have had a reasonable opportunity to do so, and have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; (v) fully understand the significance of all of the terms and conditions of this Agreement; and (vi) are signing this Agreement voluntarily and of your own free will and you assent to all the terms and conditions contained herein. You further agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21 calendar day consideration period.

Sincerely,

/s/ France M. Gingras
Name: France M. Gingras
Title: Acting Executive Vice President of Human Resources

ACCEPTED AND AGREED:

Signature: /s/ Lucy Fato        Date: 10/30/2015
Lucy Fato

[Signature Page for Separation Agreement and Release]

Attachment 1
Restricted Stock Units:

Total RSUs granted	Grant date	Number of RSUs to remain outstanding as of the Termination Date and continue to vest and be delivered	Number of RSUs to be forfeited as of the Termination Date
2,431	2015	1,486	945
RSUs that remain outstanding as of the Termination Date will remain subject to the terms of the SIP and the applicable award documentation thereunder. Vested RSUs will be paid to you through the delivery of shares of the Company’s common stock on the Payment Date set forth in the applicable award document.
Performance Share Units:

Total PSUs granted	Grant date	Number of PSUs to remain outstanding as of the Termination Date and continue to vest	Number of PSUs to be forfeited as of the Termination Date
9,152	September 2014	9,152	0
5,671	April 2015	3,466	2,205
9,639	June 2015	9,639	0
PSUs that remain outstanding as of the Termination Date will remain subject to the terms of the SIP and the applicable award documentation thereunder. The number of shares of MHFI actually earned with respect to such outstanding PSUs will be determined after the end of the applicable performance period in accordance with the SIP and the applicable award documentation thereunder. Vested and earned PSUs will be paid to you through the delivery of shares of the Company’s common stock on the Payment Date set forth in the applicable award document.